Exhibit 99.1

Edgewater Technology Elects Wilson Lead Director

    WAKEFIELD, Mass.--(BUSINESS WIRE)--Sept. 30, 2005--A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, "Edgewater Technology," "Edgewater" or the "Company"), today announced that Wayne Wilson was elected as the lead director of its Board of Directors ("Board"), effective as of September 26, 2005. The appointment of a lead director is part of Edgewater's ongoing commitment to good corporate governance.
    In this newly created position, Mr. Wilson's primary responsibilities are to manage and enhance the effectiveness and independence of the Board, as well as to serve as liaison between members of the Board and management. A Board member since 2003, Wilson chairs the audit committee and is a member of the compensation and governance & nominating committees.
    Mr. Wilson was formerly President and Chief Operating Officer of PC Connection, Inc., a $1.2 billion Fortune 1000, publicly-traded, direct marketer of information technology products and services to businesses and government and educational organizations. During his seven years at PC Connection, Wilson led the management team which significantly grew revenues, both organically and through strategic acquisitions. Prior to PC Connection, Wilson, a certified public accountant, was a partner for nine years in the firm of Deloitte & Touche LLP where he specialized in providing assurance and advisory services to emerging and middle-market public and private companies in the midst of significant change, including management transitions, mergers, acquisitions, re-financings and public offerings. Mr. Wilson also serves as a director and audit committee chair for Cytyc Corporation.

    About Edgewater Technology

    Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

    CONTACT: Edgewater Technology, Inc.
             Kevin Rhodes, Chief Financial Officer
             Barbara Warren-Sica, Investor Relations
             781-246-3343